Exhibit 99.1

Diffusion Pharmaceuticals Announces $4.0 Million Public Offering

Charlottesville, Va. (November 13, 2019) — Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or the “Company”), a clinical-stage biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to bring oxygen to the areas where it is needed most, today announced that it has priced a public offering of an aggregate of 11,428,572 shares of common stock (or common stock equivalents) of the Company, together with accompanying common warrants, at a public offering price of $0.35 per share and associated warrants. Each share of common stock (or common stock equivalent) sold in the offering was sold collectively with (i) a common warrant to purchase one share of common stock expiring eighteen months from the date of issuance and (ii) a common warrant to purchase one share of common stock expiring five years from the date of issuance. Each common warrant has an exercise price of $0.35.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to Diffusion from this offering are expected to be $4.0 million, before deducting the placement agent’s fees and other estimated offering expenses payable by Diffusion, assuming none of the warrants issued in this offering are exercised. The offering is expected to close on or about on November 15, 2019, subject to the satisfaction of customary closing conditions.

Diffusion anticipates using the net proceeds from the offering to fund research and development of its lead product candidate, transcrocetinate sodium, also known as trans sodium crocetinate (TSC), including clinical trial activities, and for general corporate purposes.

The securities described above are being offered by the Company pursuant to a registration statement (File No. 333-234234) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on November 13, 2019. A preliminary prospectus relating to the securities being offered was filed with the SEC on November 12, 2019 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only by means of the prospectus forming a part of the effective registration statement.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug, TSC, was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and the target for TSC’s novel mechanism.

Its on-ambulance PHAST-TSC acute stroke protocol has begun patient enrollment. In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM brain cancer. Additional preclinical data supports the potential use of TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

In addition, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations  and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the closing of this offering; the use of proceeds of this offering; the difficulty of developing pharmaceutical products; obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com